Exhibit 99.1

Brookstone Issues Statement Reaffirming Its Intent to Continue Operations in Mexico, Missouri

MEXICO, Mo., April 27, 2005 - Product developer and specialty retail company Brookstone, Inc., today issued the following statement regarding its operations in Mexico, Missouri.

“Brookstone and the city of Mexico, Missouri have enjoyed a productive working relationship for the past 17 years,” said Ranny Welton, Operational Vice President of Distribution for Brookstone. “While we understand that the recent announcement concerning the proposed merger has raised many questions, we want to assure the city of Mexico, its citizens and our own Associates that we fully intend to continue our operations in this community.”

Mr. Welton continued: “Brookstone has been a major employer and vibrant member of the Mexico community for many years, and our recent investments and actions underscore our intent to remain in the area. For example, last year Brookstone completed a three-year, multi-phase enhancement and expansion of its Distribution Center that we believe will serve the Company’s needs for at least the next five years. Furthermore, Brookstone recently signed a long-term lease on its Distribution Center that runs through 2023.”

Mr. Welton continued: “Mexico represents an ideal home for Brookstone’s distribution and customer-contact operations for many reasons. Chief among these are its central location, its civic leadership and, most importantly, the quality of its people, many of whom we are proud to call our Associates.”

Mr. Welton concluded: “As the proposed merger runs through the process, we will do whatever we can to keep the people of Mexico, as well as our own Associates, apprised of developments to ensure that everyone understands our intent to remain a vibrant member of the community.”

Brookstone, Inc. is a product development and specialty retail company that operates 288 Brookstone Brand stores nationwide and in Puerto Rico, as well as Distribution and Customer-Care Center in Mexico, Mo. Typically located in high-traffic regional shopping malls, lifestyle centers and airports, the stores feature unique and innovative consumer products. The Company also operates five stores under the Gardeners Eden Brand, and a Direct-Marketing business that consists of three catalog titles -- Brookstone, Hard-to-Find Tools and Gardeners Eden -- as well as e-commerce web sites at http://www.brookstone.com and http://www.gardenerseden.com.

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